Exhibit 10.02
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
          SETH HALIO (“Employee”) and Diamond Foods, Inc. (“Employer”) agree as follows:
          1. Employer and Employee have agreed that Employee will leave employment and all other positions he occupied with or on behalf of Employer effective February 12, 2008 (“Termination Date”) to pursue other interests.
          2. Employee, for himself and his heirs, attorneys, agents, spouse, and assigns, agrees to waive, release and forever discharge fully any claims Employee has or may have in law or equity as of the date of this Agreement, whether now known or later discovered, against Employer, or its current, future, or former directors, officers, shareholders, attorneys, employees, agents, members, trustees, representatives, benefit plans, plan administrators, predecessors, successors, affiliates or assigns, arising out of or concerning in any way Employee’s employment by or separation from Employer, including but not limited to any claim based on any alleged contract or tort, arising out of or concerning Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act, the Rehabilitation Act of 1973, the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Sarbanes-Oxley Act, or any similar state or local law, or any claims for wages, bonuses, vacation pay, PTO pay, severance pay, sick pay, attorneys’ fees, penalties or interest, any other compensation or benefits, back pay, front pay, or emotional distress damages. Nothing contained in this Section 2 will constitute a waiver of any claims that may arise from any breach of this Agreement.
          3. Employer has advised Employee by this Agreement to consult an attorney prior to signing the Agreement because Employee may have, by virtue of Employee’s age, rights or claims arising on or prior to signing this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. Employee understands and agrees that these rights or claims will be barred by signing this Agreement.
          4. This Agreement will remain open for Employee’s consideration and signature for twenty-one (21) days from presentation to Employee, unless rejected or rescinded by either party earlier. Employee may sign this Agreement sooner if Employee chooses to do so voluntarily. Subject to this Section 4, if this offer is not accepted on or before 21 days from presentation, it is null and void. After Employee signs this Agreement, Employee will have seven (7) days to rescind the Agreement in writing. This Agreement will not become effective until the expiration of this seven (7) day period.
          5. In exchange for this Agreement, Employer will provide Employee the following benefits commencing on the eighth (8th) day after execution by Employee and Employer, provided that it has not been revoked earlier pursuant to paragraph 4 above (the “Effective Date”) and that Employee complies with this Agreement in all respects:
     (a) an amount equal to six (6) months of the Employee’s salary as of the Termination Date, less legally required and authorized deductions, such amount to be paid in the Employer’s regular payroll cycle commencing on the first pay day occurring on or after the Effective Date and remitted by direct deposit to Employee’s bank account on record with Employer as of the Termination Date for payment of base salary;
     (b) Employer will pay the entire cost of continuation of medical insurance coverage for Employee and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earlier of: nine (9) months from the Termination Date or the date Employee obtains such coverage through another employer. After this period, Employee shall have the option to continue these benefits at his own expense to the extent permitted by law;
     (c) 21,000 shares of unvested restricted common stock that are currently scheduled to vest on July 20, 2008 will vest and be immediately exercisable on March 14, 2008;
     (d) 15,834 shares of common stock subject to options that are currently scheduled to vest on July 20, 2008 shall vest and be immediately exercisable on the Effective Date;
     (e) Employer will transfer title for the Employee’s current company-provided vehicle to Employee at no cost to Employee. Employee shall be solely responsible for any and all costs of insuring and registering such vehicle upon transfer of title, and any taxes owed on such vehicle as a result of such transfer;
     (f) Employer will reimburse Employee for up to $10,000 in outplacement services selected by Employee and used before December 31, 2008, provided that Employee provides receipts to Employer for such services within 90 days of the date of such receipts;
     (g) Employer will maintain existing financial planning and tax preparation services provided by Ayco for Employee until April 15, 2008;
     (h) Employer acknowledges that Employee is covered by the Company’s Exec-u-Care program for medical expenses incurred on or prior to the Termination Date; and
     (i) Employer will reimburse Employee for all appropriate business expenses incurred prior to the Termination Date by Employee in the ordinary course of business.
Except as provided above, Employee will not accrue any additional benefits after the Termination Date. Employee agrees to pay any taxes owed on any benefits provided pursuant to this Agreement. Employee understands and agrees that no other stock options or restricted stock grants provided to him will vest after the Termination Date, unless specifically provided in this Agreement.
          6. Employee agrees that this Agreement is a full and final general release of all claims, including, but not limited to unknown, unanticipated and undisclosed losses, wrongs, injuries, claims and special, general or compensatory damages that arise wholly or in part from any act or omission occurring before this Agreement becomes effective. Therefore, Employee agrees that this Agreement waives and releases any claims which would otherwise be preserved by operation of section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
          7. Employee warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Employee against Employer.
          8. Employee agrees that he remains bound by the terms of all prior written agreements regarding the protection of confidential and proprietary information and continuing obligations. Nowithstanding the foregoing, the noncompetition provision set forth in Employee’s offer letter dated October 11, 2004 is waived by Employer. Such agreements remain in full force and effect, and are incorporated into this Agreement. Employee represents and agrees that all tangible confidential and proprietary information has been returned to the Employer. Confidential and proprietary information includes, but is not limited to, all information protected under the Uniform Trade Secrets Act; processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; information about costs, profits, markets, and/or sales; lists of customers or clients; business, marketing, and/or strategic plans; and confidential information regarding employees. Employer acknowledges that as of the next opening of the trading window established by Employer’s Insider Trading Compliance program, Employee shall not be subject to the pre-clearance procedures established by such program.
          9. Except as expressly provided in paragraph 5 above, Employee represents and agrees that he has returned all Employer-provided tangible property to Employer, including but not limited to cell phones, personal digital assistants, pagers, and computer equipment.
          10. Employee represents and agrees that effective as of the Effective Date, after receiving his final wages including accrued PTO and refund of all outstanding ESPP contributions, he will have been paid all wages owed to him on the Termination Date, that the benefits provided in this Agreement are in excess of any amounts owed to him, and that good and sufficient consideration has been provided for this Agreement. Employee further agrees that he has waived any right to recovery in any action that could have been alleged by Employee, and any action alleged by any other entity on his behalf, and that he will not recover upon, or otherwise enforce or accept monies from any judgment, decision or award upon any claim released by him in this Agreement.
          11. Employee shall not make any disparaging remarks about Employer, or its officers, agents, employees, practices or products. Employer’s executive officers shall not make disparaging remarks about Employee. Notwithstanding the foregoing, it shall not be a violation of this non-disparagement provision for either party to provide information in good faith if compelled by law or legal process, such as subpoena, or in response to a request by governmental or regulatory agency.
          12. The parties acknowledge that this Agreement is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. Employer expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with Employee’s employment and his separation. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.
          13. Employee expressly agrees to keep the fact and terms of this Agreement confidential, and not to publicize, discuss, or disclose this Agreement or any of its terms to anyone except his immediate family, governmental taxing authorities, tax preparers and retained attorneys and accountants, unless otherwise required by law.
          14. Employer also agrees that Employee will be provided any and all indemnity available to him pursuant to applicable insurance policies and law, including without limitation, California Labor Code Section 2802, and that nothing in paragraph 2 of this Agreement diminishes the right of Employee to enforce this paragraph concerning any cooperation provided or claim alleged after the date of this Agreement.
          15. Employee and Employer agree that, except as otherwise set forth in this Agreement, this Agreement fully replaces any other agreements they have had, is the exclusive agreement covering Employee’s separation from employment, and that this Agreement may not be changed except in writing signed by both parties.
          16. The parties agree that this Agreement may be executed in counterparts and as executed shall constitute one Agreement, binding on all parties. The parties further agree that execution of this Agreement may be accomplished by receipt of facsimile signatures of the parties. This Agreement shall be of no force or effect until executed by all the signatories.
          17. Should any provision of this Agreement be declared or be determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

THIS AGREEMENT CONTAINS A RELEASE.
PLEASE READ CAREFULLY BEFORE SIGNING.

SETH HALIO

	/s/ Seth Halio	2/8/08 Date

DIAMOND FOODS, INC.

By:	/s/ Stephen Kim Its: VP, General Counsel	2/8/08 Date